Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of registered securities of Fortive Corporation (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our amended and restated certificate of incorporation (our “Charter”), the certificate of designations setting forth the terms of the 5.00% Mandatory Convertible Preferred Stock, Series A (the “Certificate of Designations”), our amended and restated bylaws (our “Bylaws”) and applicable provisions of Delaware corporate law (the “DGCL”). You should read our Charter, Bylaws and Certificate of Designations, which are incorporated by reference as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.3, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, for the provisions that are important to you.
Our authorized capital stock consists of 2 billion shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share, of which 1,380,000 shares have been designated as 5.00% Mandatory Convertible Preferred Stock, Series A (“Mandatory Convertible Preferred Stock”). Our common stock and the Mandatory Convertible Preferred Stock are registered under Section 12(b) of the Exchange Act.
Common Stock
General
Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders, and there are no cumulative voting rights. The holders of common stock entitled to cast a majority of votes at a shareholder meeting constitute a quorum at such meeting. Subject to any preferential rights of any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
Directors are generally elected by a majority of the votes cast by holders of common stock. However, directors are elected by a plurality of the votes cast by holders of common stock in the case of elections held at a stockholders’ meeting for which (i) the Company’s corporate secretary has received a notice or otherwise has become aware, prior to such meeting, that a holder of common stock has nominated a person for election to our board of directors and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the Company first mails its notice of meeting for such meeting to the stockholders. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a director’s election.
Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue. Under the terms of our Charter, our board of directors is authorized, subject to limitations prescribed by the DGCL and by our Charter, to issue preferred stock in one or more series without further action by the holders of common stock. Our board of directors has the discretion, subject to limitations prescribed by the DGCL and by our Charter, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
Anti-Takeover Effects of Various Provisions of Delaware Law and Our Charter and Bylaws
Provisions of the DGCL and our Charter and Bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our shareholders.
Election of Directors. At the time of our IPO, our Charter provided that our board of directors be divided into three classes, with members of each class of directors serving a three-year term. At the 2017 annual meeting of stockholders, our stockholders approved a proposal from our board of directors to amend our Charter to declassify the board of directors and to provide, starting with the 2019 annual meeting of stockholders, for the election of directors to one-year terms. At the 2020 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2021 annual meeting of stockholders. At the 2021 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Until the classified board is phased-out, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.
Proxy Access. Our Bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in the Corporation’s proxy materials directors constituting up to 20% of our board of directors, provided that the nominating stockholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in our Bylaws.
Removal of Directors. Our Charter provides that our shareholders may remove our directors at any time with or without cause, by an affirmative vote of holders of at least the majority of our voting stock then outstanding, except that any director elected prior to completion of the classified board phase-out, and any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any such director, may be removed only for cause.
Amendments to Certificate of Incorporation. Our Charter provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding is required to amend certain provisions relating to the number, term, classification, removal and filling of vacancies with respect to our board of directors, the advance notice to be given for nominations for elections of directors, the calling of special meetings of shareholders, cumulative voting, shareholder action by written consent, the ability to amend the Bylaws, the elimination of liability of directors to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions.
Amendments to Bylaws. Our Charter and Bylaws provide that our Bylaws may be amended by our board of directors or by the affirmative vote of holders of at least 80% of our voting stock then outstanding.
Size of Board and Vacancies. Our Charter provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled exclusively by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy, other than one arising from an increase in the authorized number of directors, will hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal. Any director appointed to fill a newly created directorship resulting from an increase in the authorized number of directors will hold office until the earlier of the next subsequent annual meeting of stockholders, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
Special Shareholder Meetings. Our Charter provides that special meetings of stockholders may be called by our secretary upon a written request delivered to the secretary by (a) our board of directors pursuant to a resolution adopted by a majority of the entire board of directors, (b) the chairman of the board of directors or (c) our chief executive officer. Shareholders may not call special shareholder meetings.
Shareholder Action by Written Consent. Our Charter expressly eliminates the right of our shareholders to act by written consent. Shareholder action must take place at the annual or a special meeting of our shareholders.
Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Charter mandates that shareholder nominations for the election of directors will be given in accordance with our Bylaws. Our Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for shareholders making the proposals or nominations. Additionally, our Bylaws require that candidates for election as director disclose their qualifications and make certain representations.
No Cumulative Voting. The DGCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.
Undesignated Preferred Stock. The authority that our board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our Charter includes such an exculpation provision. Our Charter and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Charter and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and, subject to certain exceptions, officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Charter expressly authorizes us to carry directors’ and officers’ insurance to protect the Company, our directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that are in our Charter and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions do not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, a shareholder’s investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exclusive Forum
Unless we otherwise consents in writing, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Company to the Company or our shareholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state or federal court located within the State of Delaware.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
5.00% Mandatory Convertible Preferred Stock, Series A
General
The Mandatory Convertible Preferred Stock is fully paid and nonassessable, and our common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. Holders of the Mandatory Convertible Preferred Stock have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or other securities of ours of any class.
Ranking
The Mandatory Convertible Preferred Stock, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, ranks:
• senior to (i) our common stock and (ii) each other class or series of our capital stock established after June 26, 2018 (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series will rank senior to, or on parity with, the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);
• on parity with each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);
• junior to each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”);
• junior to our existing and future indebtedness and other liabilities; and
• structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties.
Dividends
Subject to the rights of holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of the Mandatory Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 5.00% of the liquidation preference of $1,000 per share of the Mandatory Convertible Preferred Stock (equivalent to $50.00 per annum per share), payable in cash or by delivery of shares of our common stock or any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends” below. Declared dividends on the Mandatory Convertible Preferred Stock are payable quarterly on January 1, April 1, July 1 and October 1 of each year to, and including, July 1, 2021 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends are payable on the relevant dividend payment date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at the close of business on the immediately preceding March 15, June 15, September 15 and December 15 (each, a “record date”), whether or not such holders convert their shares, or such shares are mandatorily converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.
A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period commenced on, and included, the initial issue date of the Mandatory

Convertible Preferred Stock and ended on, and excluded, the October 1, 2018 dividend payment date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full dividend period will be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). The dividend on the Mandatory Convertible Preferred Stock for each subsequent dividend period after the initial dividend period, when, as and if declared, will be $12.50 per share. Accumulations of dividends on shares of the Mandatory Convertible Preferred Stock do not bear interest.
No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.
Except as described above, dividends on shares of Mandatory Convertible Preferred Stock converted to common stock will cease to accumulate, and all other rights of holders of the Mandatory Convertible Preferred Stock will terminate, from and after, the mandatory conversion date, the fundamental change conversion date or the early conversion date (each, as defined below), as applicable.
Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, may be limited by the terms of our and our subsidiaries’ existing and future indebtedness. In particular, our credit facilities contain covenants that may restrict our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock. Specifically, we may pay cash dividends and make other distributions on our capital stock, including the Mandatory Convertible Preferred Stock, only if certain conditions are met, including the absence of any event of default under such credit facilities. Any credit facilities, indentures or other financing agreements we enter into in the future may contain similar restrictions. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law.
So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of junior stock, and no common stock or any other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends, on all outstanding shares of Mandatory Convertible Preferred Stock.
The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other junior stock, together with cash in lieu of any fractional share, (ii) purchases, redemptions or other acquisitions of common stock or other junior stock in connection with the administration of any benefit or other incentive plan, including, without limitation, the forfeiture or surrender of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, and the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into shares of common stock or other junior stock; (iv) any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the deemed purchase or acquisition of fractional interests in shares of our common stock or other junior stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock for the beneficial ownership of any person (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (vii) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and the payment of cash in lieu of fractional shares.
When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any dividend payment date, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof as of the applicable record date, no dividends may be declared or paid on any parity stock unless and until dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such parity stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.
Method of Payment of Dividends
Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether for a current dividend period or any prior dividend period), as determined in our sole discretion:
• in cash;
• by delivery of shares of our common stock; or
• by delivery of any combination of cash and shares of our common stock.
We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we timely elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election and the portions of such payment that will be made in cash and in shares of our common stock no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend; provided, however, that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash. All cash payments to which a holder of Mandatory Convertible Preferred Stock is entitled in connection with a dividend will be computed to the nearest cent.
If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares will be valued for such purpose at 97% of the average VWAP (as defined below) per share of our common stock over the five consecutive trading day (as defined below) period beginning on, and including, the seventh scheduled trading day (as defined below) prior to the applicable dividend payment date (such average, the “average price”). If the five trading day period to determine the average price ends on or after the dividend payment date (whether because a scheduled trading day is not a trading day due to the occurrence of a market disruption event or otherwise), then the dividend payment date will be postponed until the business day after the final trading day of such five trading day period. No interest or other amount will accrue as a result of such postponement.
No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead, to the extent we are legally permitted to do so, pay a cash amount to each holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the average price with respect to such dividend.
To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of, or for resales of, shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of ours for purposes of the Securities Act of 1933, as amended, and the rules and regulations thereunder. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the NYSE (or if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).
Notwithstanding the foregoing, in no event will the number of shares of our common stock to be delivered per share of the Mandatory Convertible Preferred Stock in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment per share of the Mandatory Convertible Preferred Stock divided by the floor price (as defined below). The “floor price” is, as of December 31, 2019, $26.20, subject to further adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in “—Anti-Dilution Adjustments.” Except as described below under “—Conversion at the Option of the Holder,” to the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such dividend and (y) 97% of the average price applicable to such dividend, we will, if we are able to do so under applicable law and the terms of our credit facilities and other indebtedness, pay such excess amount in cash pro rata per share to the holders of the Mandatory Convertible Preferred Stock.

Redemption
The Mandatory Convertible Preferred Stock is not redeemable. However, at our option, we may purchase or exchange the Mandatory Convertible Preferred Stock from time to time in the open market, by tender offer, exchange offer or otherwise without the consent of, or notice to, holders of the Mandatory Convertible Preferred Stock.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock is entitled to receive a liquidation preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “liquidation preference”), plus an amount (the “liquidation dividend amount”) equal to accumulated and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the liquidation preference plus the liquidation dividend amount on the shares of Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding-up or dissolution) on, all other parity stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and all holders of any such other parity stock will share equally and ratably in any distribution of our assets in proportion to their liquidation preference and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment to any holder of Mandatory Convertible Preferred Stock of the full amount of the liquidation preference and the liquidation dividend amount for such holder’s shares of Mandatory Convertible Preferred Stock, such holder of the Mandatory Convertible Preferred Stock as such will have no right or claim to any of our remaining assets.
Neither the sale, lease or exchange of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.
Our Charter, including the Certificate of Designations, does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock.
Voting Rights
The holders of the Mandatory Convertible Preferred Stock do not have any voting rights, except as described below and as specifically required by Delaware law from time to time.
Whenever dividends on any shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods and including the first dividend period beginning on the initial issue date (a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with the holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of stockholders, if any, to fill such newly created directorships by electing two additional directors (the “preferred stock directors”); provided, however, that the election of any such directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors; and provided, further, that our board of directors shall, at no time, include more than two preferred stock directors. In the event of a nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock may request that a special meeting of stockholders be called to elect such preferred stock directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred stock directors, to the extent otherwise permitted by our Bylaws, will, instead, be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The preferred stock directors stand for reelection annually, and at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.
At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect preferred stock directors, the holders of record of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of voting preferred stock, present in person or represented by proxy, constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other voting preferred stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred stock directors.
As used in this description, “voting preferred stock” means any series of our preferred stock, other than the Mandatory Convertible Preferred Stock, ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other voting preferred stock has been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.
If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full (a “nonpayment remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.
Any preferred stock director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election of preferred stock directors after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above; provided, however, that the filling of each vacancy will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors. Any such vote of stockholders to remove, or to fill a vacancy in the office of, a preferred stock director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of preferred stock directors after a nonpayment (provided, that such request is received at least 90 days before the date fixed for the next annual or special meeting of stockholders, failing which such election shall be included in the agenda for and shall be held at the next scheduled annual or special meeting of stockholders). The preferred stock directors are each entitled to one vote per director on any matter that comes before our board of directors for a vote. Each preferred stock director elected at any special meeting of stockholders or by written consent of the other preferred stock director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated and such preferred stock director shall not have been removed from such office, in each case as above provided.
So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or by vote at an annual or special meeting of such stockholders:
• issue, authorize or create, or increase the issued or authorized amount of, any specific class or series of senior stock; or
• amend or alter the provisions of our Charter or the Certificate of Designations so as to authorize or create, or increase the authorized amount of, any class or series of senior stock; or
• amend, alter or repeal any provision of our Charter or the Certificate of Designations so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or
• consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock, or a merger or consolidation of us with or into another entity, unless in each case: (i) the shares of the Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (ii) the shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction;
provided, however, that (1) any increase in the amount of our authorized but unissued shares of our preferred stock, (2) any increase in the amount of our authorized Mandatory Convertible Preferred Stock or the issuance of any additional shares of the Mandatory Convertible Preferred Stock or (3) the authorization or creation of any class or series of parity or junior stock, any increase in the amount of authorized but unissued shares of such class or series of parity or junior stock or the issuance of any shares of such class or series of parity or junior stock will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote of holders of the Mandatory Convertible Preferred Stock. Our Charter and Delaware law permit us, without the approval of any of our stockholders (including any holders of the Mandatory Convertible Preferred Stock), to establish and issue a new series of preferred stock ranking equal with or junior to the Mandatory Convertible Preferred Stock, which may dilute the voting and other interests of holders of the Mandatory Convertible Preferred Stock.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock, then only those series of voting preferred stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.
Without the consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:
• to cure any ambiguity or mistake, or to correct or supplement any provision contained in the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Designations;
• to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of our Charter or the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock; or
• to waive any of our rights with respect thereto.
Mandatory Conversion
Each share of the Mandatory Convertible Preferred Stock, unless previously converted, will mandatorily convert on the mandatory conversion date, into a number of shares of our common stock equal to the conversion rate described below. If we declare a dividend on the Mandatory Convertible Preferred Stock for the dividend period ending on July 1, 2021, we will pay such dividend to the holders of record as of the close of business on the immediately preceding record date, as described above under “—Dividends.” If, on or prior to July 1, 2021 we have not declared and paid all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be increased by a number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock (the “additional conversion amount”) divided by the greater of the floor price and 97% of the average price. To the extent that the additional conversion amount per share of Mandatory Convertible Preferred Stock exceeds the product of such number of additional shares and 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata per share to the holders of the Mandatory Convertible Preferred Stock.
The “conversion rate,” which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the mandatory conversion date, will, subject to adjustment as described above for any additional conversion amount or as described in “—Anti-Dilution Adjustments” below, be as follows:
• if the applicable market value (as defined below) of our common stock is greater than $92.12 (the “threshold appreciation price,” which represents an approximately 22.5% appreciation over the initial price, and which is subject to adjustment as described below under the caption “—Anti-Dilution Adjustments”), then the conversion rate will be 10.8554 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “minimum conversion rate,” subject to adjustment as described below under the caption “—Anti-Dilution Adjustments”), which is approximately equal to $1,000 divided by the threshold appreciation price;
• if the applicable market value of our common stock is less than or equal to the threshold appreciation price but greater than or equal to $75.20 (the “initial price,” which is subject to adjustment as described below under the caption “—Anti-Dilution Adjustments”), then the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock, which will be between 10.8554 and 13.2979 shares of our common stock per share of the Mandatory Convertible Preferred Stock; or
• if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 13.2979 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “maximum conversion rate,” subject to adjustment as described below under the caption “—Anti-Dilution Adjustments”), which is approximately equal to $1,000 divided by the initial price. For the avoidance of doubt, the conversion rate per share of the Mandatory Convertible Preferred Stock will in no event exceed the maximum conversion rate, subject to adjustment as described under “—Anti-Dilution Adjustments” below and exclusive of any additional conversion amount or any amounts owing in respect of accrued and unpaid dividends paid at our election in shares of common stock.
We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described under “—Anti-Dilution Adjustments” below.
Certain Definitions
The term “applicable market” means the NYSE, or if our common stock is not listed on the NYSE, the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then traded.
“Applicable market value” means the average VWAP per share of our common stock over the settlement period.
The term “close of business” means 5:00 p.m., New York City time.
“Mandatory conversion date” means the second business day immediately following the last trading day of the settlement period. The mandatory conversion date is expected to be July 1, 2021. If the 20 consecutive trading day period to determine the applicable market value ends on or after the trading day prior to July 1, 2021 (whether because a scheduled trading day is not a trading day due to the occurrence of a market disruption event or otherwise) such that the mandatory conversion date occurs after July 1, 2021, no interest or other amounts will accrue as a result of such postponement.
The term “open of business” means 9:00 a.m., New York City time.
A “scheduled trading day” is any day that is scheduled to be a trading day on the applicable market.
“Settlement period” means the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding July 1, 2021.
A “trading day” is a day on which:
• there is no market disruption event; and
• our common stock has traded at least once on the applicable market;
provided, however, that if our common stock is not traded on any applicable market, “trading day” means any business day.
The term “market disruption event” means our common stock is suspended from, or limited in, trading on the applicable market during any period or periods aggregating one half-hour or longer.
“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “FTV <EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading to the scheduled close of trading on the primary trading session of the applicable market on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, which may include any of the underwriters for this offering. The “average VWAP” means the average of the VWAPs for each trading day in the relevant period.
Conversion at the Option of the Holder
Other than during a fundamental change conversion period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), holders of the Mandatory Convertible Preferred Stock have the option to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), at any time prior to July 1, 2021, into shares of our common stock at the minimum conversion rate of 10.8554 shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to adjustment as described under “—Anti-Dilution Adjustments” below.
If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on the dividend payment date immediately prior to such early conversion date, the conversion rate for such early conversion will be increased by a number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock (the “early conversion additional amount”) for such prior dividend periods, divided by the greater of the floor price and the average VWAP per share of our common stock over the 20 consecutive trading day period (the “early conversion settlement period”) ending on the second trading day immediately preceding the early conversion date (the “early conversion average price”). Notwithstanding the last sentence under “—Method of Payment of Dividends” above, to the extent that the early conversion additional amount exceeds the product of such number of additional shares and the early conversion average price, we do not have any obligation to pay the shortfall in cash.
Except as described above, upon any optional conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of such record date, as described in the section above entitled “—Dividends.”
Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount
General
If a “fundamental change” (as defined below) occurs on or prior to July 1, 2021, holders of the Mandatory Convertible Preferred Stock will have the right to:
(i) convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into a number of shares of common stock (or reference property units as described below) equal to the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock described below;
(ii) with respect to such converted shares, receive a fundamental change dividend make-whole amount (as defined below) payable in cash or shares of our common stock (or reference property units as described below); and
(iii) with respect to such converted shares, receive the accumulated dividend amount (as defined below), if any, payable in cash or shares of our common stock (or reference property units as described below), subject, in the case of clauses (ii) and (iii), to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the conversion date for such shares falls on or after a record date for a declared dividend and prior to the dividend payment date, we will pay such dividend on the relevant dividend payment date to the holders of record at the close of business on the immediately preceding record date, as described in “—Dividends,” and the accumulated dividend amount will not include the amount of such dividend, and the fundamental change dividend make-whole amount will not include the present value of such dividend.
To exercise this right, holders must submit their Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (as defined below) and ending at the close of business on the date that is 20 calendar days after the effective date (or, if earlier, July 1, 2021) at the conversion rate specified in the table below (the “fundamental change conversion rate”). Holders of the Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant fundamental change conversion rate or to receive the relevant fundamental change dividend make-whole amount or the relevant accumulated dividend amount.
We will notify holders of the Mandatory Convertible Preferred Stock of the effective date of a fundamental change no later than the second business day following such effective date. If we notify holders of the Mandatory Convertible Preferred Stock of a fundamental change later than the second business day following the effective date, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, such effective date to, but excluding, the date of the notice; provided, however, that the fundamental change conversion period will not be extended beyond July 1, 2021.
A “fundamental change” will be deemed to have occurred, at such time after the initial issue date of the Mandatory Convertible Preferred Stock, upon:
(i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which (excluding cash payments for fractional shares or pursuant to appraisal rights) is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market;
(ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, whether or not applicable), other than us, any of our wholly-owned subsidiaries or any of our or our wholly-owned subsidiaries’ employee benefit plans, filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors or we otherwise become aware of such beneficial ownership; or
(iii) our common stock (or reference property units) ceasing to be listed for trading on the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).
For the purposes of this definition of “fundamental change,” any transaction or event that constitutes a fundamental change under both clause (i) and clause (ii) above will be deemed to constitute a fundamental change solely under clause (i) of this definition of “fundamental change.”
Fundamental Change Conversion Rate
The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change (the “effective date”) and the price (the “share price”) paid or deemed paid per share of our common stock therein. If the holders of our common stock receive only cash in the fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average VWAP per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.
The share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth in “—Anti-Dilution Adjustments.”
The following table sets forth the fundamental change conversion rate per share of the Mandatory Convertible Preferred Stock as of December 31, 2019 for each share price and effective date set forth below.

	Share Price
Effective Date	$9.96	$24.89	$49.78	$74.86	$79.64	$84.62	$91.71	$99.55	$119.46	$149.33	$199.11	$248.88	$298.66
June 29, 2018	27.0386	18.0650	14.6494	13.3575	13.1969	13.0475	12.8614	12.6846	12.3372	11.9880	11.6428	11.4414	11.3115
July 1, 2019	22.6953	16.5892	14.0194	12.9332	12.7937	12.6633	12.5001	12.3450	12.0406	11.7397	11.4538	11.2964	11.1999
July 1, 2020	18.1480	15.1062	13.5268	12.5625	12.4253	12.2960	12.1331	11.9793	11.6862	11.4222	11.2120	11.1186	11.0697
July 1, 2021	13.3575	13.3575	13.3575	13.3575	12.5560	11.8174	10.9041	10.9041	10.9041	10.9041	10.9041	10.9041	10.9041
The exact share price and effective date may not be set forth in the table, in which case:
• if the share price is between two share price amounts on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower share price amounts and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

• if the share price is in excess of $300.00 per share (subject to adjustment in the same manner as the share prices set forth in the first row of the table above), then the fundamental change conversion rate will be the minimum conversion rate; and
• if the share price is less than $10.00 per share (subject to adjustment as described above), then the fundamental change conversion rate will be the maximum conversion rate.
Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount
For any shares of the Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, in addition to the common stock (or reference property units) issued upon conversion at the fundamental change conversion rate, we will, at our option:
(a) pay the holder in cash, to the extent we are legally permitted to do so, an amount equal to the present value, calculated using a discount rate of 5.00% per annum, of all scheduled dividend payments (excluding any accumulated dividend amount, and subject to the second sentence under “—General” above) on the Mandatory Convertible Preferred Stock for all remaining dividend periods (including any partial dividend period) from, and including, the effective date of the applicable fundamental change to, but excluding, the mandatory conversion date (the “fundamental change dividend make-whole amount”);
(b) increase the number of shares of our common stock (or reference property units) to be issued upon conversion by a number equal to (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the share price; or
(c) pay the fundamental change dividend make-whole amount through any combination of cash and shares of our common stock (or reference property units) in accordance with the provisions of clauses (a) and (b) above.
As used herein, the term “accumulated dividend amount” means, with respect to any fundamental change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, as of the effective date of the relevant fundamental change, for all dividend periods prior to such effective date, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding such effective date to, but excluding, such effective date.
The accumulated dividend amount will be payable at our option:
• in cash, to the extent we are permitted under applicable law and the terms of our credit facilities and other indebtedness to do so;
• in an additional number of shares of our common stock (or reference property units) equal to (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the share price; or
• in a combination of cash and shares of our common stock (or reference property units) in accordance with the provisions of the preceding two bullets.
We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments in our common stock (or reference property units). In addition, if we elect to deliver common stock (or reference property units) in respect of all or any portion of the fundamental change dividend make-whole amount or the accumulated dividend amount, to the extent that the portion of the fundamental change dividend make-whole amount or the accumulated dividend amount paid in common stock (or reference property units) exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the share price, we will, if we are able to do so under applicable law and the terms of our credit facilities and other indebtedness, pay such excess amount in cash. Any such payment in cash may not be permitted by our then existing debt instruments, including any restricted payments covenants.
No fractional shares of our common stock (or reference property units) will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the fundamental change dividend make-whole amount or the accumulated dividend amount. We will instead pay a cash amount to each converting holder that would otherwise be entitled to receive a fraction of a share of our common stock (or reference property units) based on the average VWAP per share of our common stock (or reference property units) over the five consecutive trading day period ending on, and including, the seventh scheduled trading day immediately preceding the conversion date.
Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

• the fundamental change conversion rate;
• the fundamental change dividend make-whole amount and whether we will pay such amount in cash, shares of our common stock (or reference property units) or a combination thereof, specifying the combination, if applicable; and
• the accumulated dividend amount as of the effective date of the fundamental change and whether we will pay such amount in cash, shares of our common stock (or reference property units) or a combination thereof, specifying the combination, if applicable.
Our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash, our common stock (or reference property units) or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and therefore may not be enforceable in whole or in part.
Conversion Procedures
Upon Mandatory Conversion
Any outstanding shares of Mandatory Convertible Preferred Stock will mandatorily and automatically convert into shares of common stock on the mandatory conversion date. Except as described under “—Dividends” above in respect of declared dividends paid in cash or shares (but not, for the avoidance of doubt, any additional conversion amount or cash as a result of an insufficient additional conversion amount as described under “—Mandatory Conversion” above), the person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the mandatory conversion date. Except as provided in “—Anti-Dilution Adjustments,” prior to the close of business on the mandatory conversion date, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be outstanding for any purpose and the holder will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Upon Early Conversion or Fundamental Change Conversion
If a holder elects to convert the Mandatory Convertible Preferred Stock prior to the mandatory conversion date, in the manner described in “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount,” such holder must observe the following conversion procedures:
If shares of the Mandatory Convertible Preferred Stock are in global form, to convert the Mandatory Convertible Preferred Stock the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If shares of the Mandatory Convertible Preferred Stock are held in certificated form, the holder must comply with certain procedures set forth in the Certificate of Designations for the Mandatory Convertible Preferred Stock. In either case, if required, the holder must pay all transfer or similar taxes or duties, if any.
The conversion date will be the date on which the holder has satisfied the foregoing requirements. The holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock if such holder exercises their conversion rights, but such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than their own. Common stock will be issued and delivered to the converting holder, or, if the Mandatory Convertible Preferred Stock being converted is in global form, the shares of common stock issuable upon conversion shall be delivered through the facilities of DTC, in each case together with delivery by us to the converting holder of any cash to which the converting holder is entitled, only after all applicable taxes and duties, if any, payable by the holder have been paid in full, and such shares and cash will be delivered on the later of (i) the second business day immediately succeeding the conversion date and (ii) the business day after the holder has paid in full all applicable taxes and duties, if any.
Except as described under “—Dividends” above in respect of declared dividends paid in cash or shares (but not, for the avoidance of doubt, any shares in respect of an early conversion amount, an accumulated dividend amount or a fundamental change dividend make-whole amount, or cash as a result of an insufficient share amount as described under “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount” above), the person or persons entitled to receive the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose, and the holder will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers for the common stock and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Fractional Shares
No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock that are converted, cash will be paid in an amount (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP of our common stock over the five consecutive trading day period beginning on, and including, the seventh scheduled trading day immediately preceding the applicable conversion date. If the conversion date occurs on or prior to the last trading day of such five consecutive trading day period, the cash payment shall be deferred until the second business day immediately following the last trading day of such five consecutive trading day period.
Subject to any applicable rules and procedures of DTC, if more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.
Anti-Dilution Adjustments
Each fixed conversion rate will be adjusted only under the following enumerated circumstances:
(1) We issue shares of common stock to all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at the close of business on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:
• the numerator of which is the number of shares of our common stock outstanding at the close of business on the date fixed for such determination, without giving effect to such dividend, distribution, stock split or stock combination; and
• the denominator of which is the sum of the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.
Any adjustment made pursuant to this clause (1) will become effective immediately after the close of business on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay or make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding at the close of business on the date fixed for such determination shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.
(2) We issue to all holders of shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans or pursuant to a rights plan) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of our common stock at a price per share less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at the close of business on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:
• the numerator of which is the sum of (x) the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights or warrants; and
• the denominator of which is the sum of (x) the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and (y) the number of shares of our common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our common stock.
Any adjustment made pursuant to this clause (2) will become effective immediately after the close of business on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our common stock is otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase common stock at less than the current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final, conclusive and binding). For the purposes of this clause (2), the number of shares of our common stock at the time outstanding shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not issue any such rights or warrants in respect of shares of our common stock that we hold in treasury.
(3) We subdivide or combine our common stock, in which event each fixed conversion rate in effect at the close of business on the effective date of such subdivision or combination shall be multiplied by a fraction:
• the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and
• the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.
Any adjustment made pursuant to this clause (3) shall become effective immediately after the close of business on the effective date of such subdivision or combination.
(4) (a) We distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, excluding:
• any dividend or distribution of shares of common stock described in clause (1) above;
• any rights or warrants described in clause (2) above;
• any dividend or distribution described in clause (5) below;
• any spin-off, as to which the provisions set forth in clause (4)(b) below shall apply; and
• any dividends and distributions upon the conversion of, or in exchange for, our common stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in a change in the conversion consideration as described below under “—Recapitalizations, Reclassifications and Changes of Our Capital Stock”,
in which event each fixed conversion rate in effect at the close of business on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:
• the numerator of which is the current market price of our common stock; and
• the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final, conclusive and binding), on such date fixed for determination, of the portion of the evidences of indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets so distributed applicable to one share of our common stock.
To the extent such distribution is not so paid or made, each fixed conversion rate will be readjusted to the fixed conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b) In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate in effect at the close of business on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:
• the numerator of which is the sum of the current market price of our common stock and the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final, conclusive and binding), of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the current market price of such capital stock or equity interests); and
• the denominator of which is the current market price of our common stock.
In the event that such distribution described in this clause (4)(b) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.
Any adjustment made pursuant to this clause (4) shall become effective immediately after the close of business on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. If (x) an adjustment to each fixed conversion rate is required under this clause (4) during the settlement period, or (y) a holder submits shares of Mandatory Convertible Preferred Stock for early conversion during the period commencing after the close of business on the determination date described above and prior to the time that the current market price of our common stock is determined for purposes of this clause (4), then in either case delivery of the shares of our common stock issuable upon conversion will be delayed until the second business day immediately after the first date as of which the calculations provided for in this clause (4) can be completed.
(5) We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our common stock other than a regular, quarterly cash dividend that does not exceed $0.07 per share (the “dividend threshold,” subject to adjustment as described below), excluding:
• any cash that is distributed in a reorganization event (as described below);
• any dividend or other distribution in connection with our voluntary or involuntary liquidation, dissolution or winding-up; and
• any consideration payable as part of a tender or exchange offer described in clause (6) below, in which event, each fixed conversion rate in effect at the close of business on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:
• the numerator of which is the current market price of our common stock minus the dividend threshold (provided that if the distribution is not a regular quarterly cash dividend, the dividend threshold will, for purposes of such distribution, be deemed to be zero); and
• the denominator of which is the current market price of our common stock minus the amount per share of such dividend or other distribution.
The dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the fixed conversion rates pursuant to the provisions described under this “—Anti-Dilution Adjustments” section; provided, however, that no adjustment will be made to the dividend threshold for any adjustment to the fixed conversion rates under this clause (5).
Any adjustment made pursuant to this clause (5) shall become effective immediately after the close of business on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay such dividend or make such other distribution, to such fixed conversion rate which would then be in effect if such dividend or other distribution had not been declared.
(6) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our outstanding common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the fair market value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at the close of business on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:
• the numerator of which shall be equal to the sum of:
(i) the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final, conclusive and binding), on the expiration date, of any other consideration paid or payable for shares of our common stock purchased in such tender or exchange offer; and
(ii) the product of:
1. the current market price of our common stock; and
2. the number of shares of our common stock outstanding at the time such tender or exchange offer expires, less any purchased shares; and
• the denominator of which shall be equal to the product of:
(i) the current market price of our common stock; and
(ii) the number of shares of our common stock outstanding at the time such tender or exchange offer expires, including any purchased shares.
Any adjustment made pursuant to this clause (6) shall become effective immediately after the close of business on the 10th trading day immediately following the expiration date but will be given effect as of the open of business on the expiration date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If (x) an adjustment to each fixed conversion rate is required pursuant to this clause (6) during the settlement period, or (y) a holder submits shares of Mandatory Convertible Preferred Stock for early conversion during the period commencing after the open of business on the expiration date described above and prior to the time that the current market price of our common stock is determined for purposes of this clause (6), then in either case, delivery of the related conversion consideration will be delayed to the second business day immediately after the first date as of which the calculations provided for in this clause (6) can be completed.
Except with respect to a spin-off, in cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets as to which clauses (4) or (5) above apply, applicable to one share of our common stock, distributed to stockholders equals or exceeds the current market price (as determined for purposes of calculating the conversion rate adjustment pursuant to such clause (4) or (5)), rather than being entitled to an adjustment in each fixed conversion rate, upon our election and in our sole discretion, holders of the Mandatory Convertible Preferred Stock will be entitled to receive upon conversion, in addition to a number of shares of our common stock otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.
To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any Mandatory Convertible Preferred Stock, the holder will receive, in addition to common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case, and only in such case, each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4)(a) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Notwithstanding anything to the contrary described in this “—Anti-Dilution Adjustments” section, the fixed conversion rates will not be adjusted on account of any rights issued pursuant to a rights plan, except to the extent provided in the preceding sentence. Any distribution of rights or warrants pursuant to a rights plan that would allow the holder to receive upon conversion, in addition to any common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle the holder to an adjustment to the conversion rate. We currently do not have a rights plan in effect.
For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:
• clauses (2), (4)(a) and (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day immediately preceding the “ex-date” (as defined below) with respect to the issuance or distribution requiring such computation;
• clause (4)(b), the “current market price” of our common stock and the capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, is the average VWAP per share of common stock, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the 10 consecutive trading days commencing on and including the fifth trading day following the effective date of such distribution; and
• clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date of the relevant tender offer or exchange offer.
The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade, regular way, without the right to receive such issuance or distribution. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.
In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of the Mandatory Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. Any applicable withholding taxes (including backup withholding) may be withheld from any distributions and payments and deliveries upon conversion with respect to the Mandatory Convertible Preferred Stock.
All adjustments to each fixed conversion rate will be calculated to the nearest 1/10,000th of a share of our common stock. Prior to the first trading day of the settlement period, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on (x) the earlier of any early conversion date and the effective date of any fundamental change and (y) each trading day of the settlement period, adjustments to each fixed conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.
No adjustment to the fixed conversion rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.
We are not required to adjust either fixed conversion rate except as described above. Notwithstanding anything to the contrary described above, and without limiting the prior sentence, the fixed conversion rates will not be adjusted:
(a) upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of common stock under any plan;

(b) upon the issuance of any shares of our common stock or rights, warrants, options, units or other securities exercisable for the purchase of those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;
(c) upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the initial issue date;
(d) for a change in the par value of our common stock;
(e) for stock repurchases that are not tender offers, including structured or derivative transactions;
(f) as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;
(g) as a result of a tender or exchange offer by a person other than us or one or more of our subsidiaries; or
(h) for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.”
We are required, within 10 business days following the effectiveness of an adjustment to the fixed conversion rates, to provide, or cause to be provided, a written notice of such adjustment to the holders of the Mandatory Convertible Preferred Stock. We are also required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth such adjusted fixed conversion rate.
If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price and (y) an inversely proportional adjustment will also be made to the floor price. Whenever any provision of the Certificate of Designations requires us to calculate the VWAP per share of our common stock over a span of multiple days, we will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the current market price and the average price (as the case may be)) to account for any adjustments to the initial price, the threshold appreciation price, the floor price and the fixed conversion rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).
If:
• the record date for a dividend or distribution on shares of our common stock occurs after the end of the settlement period and before the mandatory conversion date; and
• such dividend or distribution would have resulted in an adjustment of the number of shares of common stock issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of the settlement period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record, for each share of their Mandatory Convertible Preferred Stock, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.
Recapitalizations, Reclassifications and Changes of Our Common Stock
If there occurs:
• any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);
• any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;
• any reclassification of our common stock into securities, including securities other than our common stock; or
• any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each such event, a “reorganization event,” and such securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such reorganization event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary described above,
• from and after the effective time of such reorganization event, (i) the consideration due upon conversion of any Mandatory Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “Description of 5.00% Mandatory Convertible Preferred Stock, Series A” section (or in any related definitions) were instead a reference to the same number of reference property units; and (ii) for purposes of the definition of “fundamental change,” the terms “common stock” and “capital stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such reference property;
• for these purposes, the VWAP of any reference property unit or portion thereof that does not consist of a class of securities will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof); and
• at the effective time of such reorganization event, we may amend the Certificate of Designations without the consent of the holders of the Mandatory Convertible Preferred Stock to give effect to the provisions described in the previous bullet points.
For purposes of the foregoing, the type and amount of reference property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the Mandatory Convertible Preferred Stock of the weighted average as soon as practicable after such determination is made.
We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
In connection with any adjustment to the fixed conversion rates described above, we will also adjust the dividend threshold (as defined above) based on the number of shares of common stock or other equity interests comprising the reference property and (if applicable) the value of any non-stock consideration comprising the exchange property.